Exhibit 99.4

ESB FINANCIAL CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

VOTING INSTRUCTION BALLOT

The undersigned hereby instructs the Trustees of the Retirement Savings Plan (“401(k) Plan”) of ESB Financial Corporation (“ESB” or the “Company”) to vote, as designated below, all the shares of common stock of ESB allocated to his or her account under the 401(k) Plan as of                      , 2015, at the Special Meeting of Shareholders to be held at the Connoquenessing Country Club located at 1512 Mercer Road, Ellwood City, Pennsylvania, on                      day,                      , 2015 at     :00     .m., Eastern time, and any adjournment thereof.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 29, 2014, by and between Wesbanco, Inc. (“WesBanco”) a West Virginia corporation, Wesbanco Bank, Inc. a West Virginia banking corporation and a wholly owned subsidiary of WesBanco, ESB, and ESB Bank, a Pennsylvania state-chartered stock savings bank and a wholly owned subsidiary of ESB (the “Merger Agreement”), which provide for, among other things, the merger of ESB with and into WesBanco (the “Merger”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Proposal to approve, in a non-binding advisory vote, the compensation payable to the named executive officers of ESB in connection with the Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

The ESB Board of Directors recommends a vote FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement. Such votes are hereby solicited by the ESB Board of Directors.

	Dated:	,
201

Signature

If you return this card properly signed but you do not otherwise specify, shares will be voted FOR adoption of the Merger Agreement, FOR approval, in a non-binding advisory vote, of the compensation payable to the named executive officers in connection with the Merger and FOR the adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the adoption of the Merger Agreement. If you do not return this card, your shares will not be voted.